Contact:                      Thomas J. Linneman                                                                                               For immediate release
      513-661-0457

Cheviot Financial Corp. Reports First-Quarter Earnings

CINCINNATI, Ohio – April 27, 2012 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported an increase in net earnings for the first fiscal quarter of 2012 of $331,000, or 60%. Net earnings for the three months ended March 31, 2012 totaled $883,000 or $0.12 cents per share compared with net earnings of $552,000, or $0.06 cents per share for the first fiscal quarter of 2011.

The earnings per share for the three months ended March 31, 2012 were based on weighted average shares outstanding of 7,618,322 as compared with weighted average shares outstanding of 8,757,782 for the comparable 2011 period.

On January 18, 2012, the Company completed its second-step conversion and related public stock offering.  Cheviot Savings Bank is now 100% owned by the Company and the Company is 100% owned by public shareholders.  The Company sold a total of 4,675,000 shares of common stock in a subscription, community and syndicated community offerings, including 187,000 shares to the Company’s employee stock ownership plan.  All shares were sold at a purchase price of $8.00 per share.

During the first quarter net interest income after the provision for losses on loans increased $1.3 million, other income increased $716,000, general, administrative and other expenses increased $1.3 million and the provision for federal income taxes increased $390,000. On March 16, 2011, the Company acquired First Franklin Corporation increasing its total assets by approximately $277.5 million.  The increase in net operating income and expenses during the quarter ended March 31, 2012 reflects a full quarter of operations as a result of this acquisition as compared to the prior period.  During the three months ended March 31, 2012, the Company recorded a provision for losses on loans totaling $150,000 after giving consideration to the allocation of approximately $61,000 for write downs in loans transferred to real estate acquired through foreclosure.  At March 31, 2012, the allowance for losses on loans was 1.7% of originated nonperforming assets and 0.7% of originated loans.

At March 31, 2012, Cheviot Financial Corp. had consolidated total assets of $639.4 million, total liabilities of $533.5 million, including deposits of $499.5 million, and shareholders' equity of $105.9 million, or 16.6% of total assets. At March 31, 2012, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 12.1%, 12.1% and 24.7%.  At March 31, 2012 the Company’s tangible book value, without consideration of goodwill and core deposit intangible was $12.46 per share.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

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Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)
(Unaudited)

	At	At
	March 31,	December 31,
ASSETS	2012	2011

Cash and cash equivalents	$45,786	$45,140
Investment securities	166,661	132,668
Loans receivable	373,538	384,296
Goodwill	10,309	10,309
Core deposit intangible	940	1,028
Other assets	42,190	42,863

Total assets	$639,424	$616,304

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$499,542	$492,321
Advances from the FHLB	28,498	31,327
Other liabilities	5,488	7,103

Total liabilities	533,528	530,751

Commitments and contingencies	-	12,643

Shareholders' equity	105,896	72,910

Total liabilities and shareholders' equity	$639,424	$616,304

Cheviot Financial Corp.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except share data)
(Unaudited)

	Three months ended
	March 31,
	2012	2011
Total interest income	$5,557	$3,947
Total interest expense	1,524	1,205

Net interest income	4,033	2,742

Provision for losses on loans	150	150

Net interest income after provision for losses on loans	3,883	2,592

Other income	976	260
General, administrative and other expense	3,586	2,300

Earnings before federal income taxes	1,273	552

Federal income taxes	390	-

NET EARNINGS	$883	$552

Earnings per share - basic and diluted	$0.12	$0.06